Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2006 THIRD QUARTER RESULTS,

TOTAL STUDENT ENROLLMENT INCREASED 8.6 PERCENT

CARMEL, IN, October 26, 2006—ITT Educational Services, Inc. (NYSE: ESI), a leading for-profit provider of postsecondary degree programs, today reported that total student enrollment increased 8.6 percent to 48,155 as of September 30, 2006 compared to 44,331 as of September 30, 2005. New student enrollment in the third quarter of 2006 increased 6.0 percent to 16,789 compared to 15,845 in the same period of 2005. The enrollment numbers and percentages referenced above in this paragraph exclude international enrollments.

Earnings per share (“EPS”) in the third quarter of 2006 increased 5.5 percent to $0.77 compared to $0.73 in the third quarter of 2005. Before the adjustments to the reserve for special legal and other investigation costs, EPS in the third quarter of 2006 would have increased 18.5 percent compared to $0.65 in the third quarter of 2005. The reconciliation to the company’s consolidated statements of income for the financial measure in this paragraph that is not under generally accepted accounting principles is provided in the table below and on the company’s website at: www.ittesi.com.

The company provided the following information for the three and nine months ended September 30, 2006 and 2005:

Financial and Operating Data For The Three Months Ended September 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2006	2005	Increase/ (Decrease)

Revenue	$189.7	$176.8	7.3%

Special Legal and Other Investigation Costs	$--	$(6.5)	(100.0)%
Operating Income	$51.1	$52.5	(2.6)%
Operating Income Before Special Legal and Other Investigation Costs (A)	$51.1	$46.0	11.2%

Special Legal and Other Investigation Costs as a Percentage of Revenue	0.0%	(3.7)%	370 basis points
Operating Margin	27.0%	29.7%	(270) basis points
Operating Margin Before Special Legal and Other Investigation Costs (A)	27.0%	26.0%	100 basis points

Special Legal and Other Investigation Costs, Net of Tax	$--	$(3.9)	(100.0)%
Net Income	$33.1	$34.4	(4.0)%
Net Income Before Special Legal and Other Investigation Costs, Net of Tax (A)	$33.1	$30.5	8.7%

Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax	$--	$(0.08)	100.0%
Earnings Per Share (diluted)	$0.77	$0.73	5.5%
Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax (A)	$0.77	$0.65	18.5%

New Student Enrollment (B)	16,789	15,845	6.0%
Continuing Students (B)	31,366	28,486	10.1%
Total Student Enrollment as of September 30th (B)	48,155	44,331	8.6%
Quarterly Persistence Rate (C)	71.2%	68.8%	240 basis points
Revenue Per Student (B)	$4,308	$4,268	0.9%
Cash and Cash Equivalents, Restricted Cash and Investments as of September 30th	$188.6	$396.5	(52.4)%
Bad Debt Expense as a Percentage of Revenue	1.1%	1.7%	(60) basis points
Days Sales Outstanding as of September 30th	5.9 days	9.3 days	(3.4) days
Deferred Tuition Revenue as of September 30th	$199.7	$152.3	31.1%
Debt	$--	$--	--
Diluted Shares of Common Stock Outstanding	42,703,000	47,257,000	(9.6)%
Shares of Common Stock Repurchased	1,153,900 (D)	0	--
Land and Building Purchases	$6.0 (E)	$3.7 (F)	60.1%
Number of New Colleges in Operation	--	1	(100.0)%
Number of New Learning Sites in Operation	1	1	--
Capital Expenditures, Net	$7.6	$4.1	84.8%

Financial and Operating Results For The Nine Months Ended September 30th
(Dollars in millions, except per share and per student data)
	2006	2005	Increase/ (Decrease)

Revenue	$551.6	$505.7	9.1%

Special Legal and Other Investigation Costs	$(0.4)	$1.2	(135.3)%
Operating Income	$118.0	$110.5	6.8%
Operating Income Before Special Legal and Other Investigation Costs (A)	$117.5	$111.7	5.3%

Special Legal and Other Investigation Costs as a Percentage of Revenue	0.0%	0.3%	(30) basis points
Operating Margin	21.4%	21.8%	(40) basis points
Operating Margin Before Special Legal and Other Investigation Costs (A)	21.4%	22.1%	(70) basis points

Special Legal and Other Investigation Costs, Net of Tax	$(0.3)	$0.7	(135.2)%
Net Income	$77.6	$71.8	8.1%
Net Income Before Special Legal and Other Investigation Costs, Net of Tax (A)	$77.4	$72.6	6.6%

Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax	$(0.01)	$0.02	(150.0)%
Earnings Per Share (diluted)	$1.76	$1.52	15.8%
Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax (A)	$1.75	$1.54	13.6%

Revenue Per Student (B)	$12,640	$12,247	3.2%
Diluted Shares of Common Stock Outstanding	44,181,000	47,157,000	(0.63)%
Shares of Common Stock Repurchased	5,040,100 (G)	--	--
Land and Building Purchases	$16.8 (H)	$23.5 (I)	(28.8)%
Number of New Colleges in Operation	3	4	(25.0)%
Number of New Learning Sites in Operation	4	3	33.3%
Capital Expenditures, Net	$20.7	$14.1	46.6%

________________________________________

(A)

Given the large amount of legal and other investigation costs accrued in connection with the U.S. Department of Justice (“DOJ”) investigation of the company, the U.S. Securities and Exchange Commission’s (“SEC”) inquiry into the matters being investigated by the DOJ, and the securities class action, shareholder derivative and books and records inspection lawsuits filed against the company, as described in the company’s 2005 second quarter report on Form 10-Q which was filed with the SEC on July 29, 2005 (collectively, the “Actions”), the company’s management believes that the company’s performance results without these additional costs is a useful measure for management and might be a useful supplement for investors in comparing the company’s performance absent the legal and other investigation costs associated with the Actions. Although legal and other investigation costs are a regular expense of the company, the level of legal and other investigation costs incurred by the company as a result of the Actions is much larger than the company has previously experienced, and the company hopes that legal and other investigation costs at this level will not occur in the future. In evaluating the company's performance, the company’s management uses the following measurements that are not under generally accepted accounting principles (“GAAP”) and are, therefore, non-GAAP financial measures. Although the non-GAAP financial measures exclude cash cost to the company, management compensates for this by also using the GAAP measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the measures prepared in accordance with GAAP.

(1)

The company believes that Operating Income Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs for the three and nine month periods ended September 30, 2006 with the Operating Income without the Special Legal and Other Investigation Costs for the three and nine month periods ended September 30, 2005. Operating Income Before Special Legal and Other Investigation Costs can be reconciled to Operating Income as shown in the two lines of the table immediately preceding this entry.

(2)

The company believes that Operating Margin Before Special Legal and Other Investigation Costs provides useful information to management and investors by improving their ability to compare the company’s Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the three and nine month periods ended September 30, 2006 with the Operating Income without the Special Legal and Other Investigation Costs as a percentage of Revenue for the three and nine month periods ended September 30, 2005. Operating Margin Before Special Legal and Other Investigation Costs can be reconciled to Operating Margin as shown in the two lines of the table immediately preceding this entry.

(3)

The company believes that Net Income Before Special Legal and Other Investigation Costs, Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the three and nine month periods ended September 30, 2006 with the Net Income without the Special Legal and Other Investigation Costs, Net of Tax for the three and nine month periods ended September 30, 2005. For the purpose of calculating this measure, the company used a marginal tax rate of 38.5 percent for 2006 and 2005. Net Income Before Special Legal and Other Investigation Costs, Net of Tax can be reconciled to Net Income as shown in the two lines of the table immediately preceding this entry.

(4)

The company believes that Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax provides useful information to management and investors by improving their ability to compare the company’s Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the three and nine month periods ended September 30, 2006 with the Earnings Per Share (diluted) without the Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax for the three and nine month periods ended September 30, 2005. Earnings Per Share (diluted) Before Special Legal and Other Investigation Costs Per Share (diluted), Net of Tax can be reconciled to Earnings Per Share (diluted) as shown in the two lines of the table immediately preceding this entry.

(B)	Excludes international enrollments.

(C)	Represents the number of Continuing Students in the quarter, divided by the Total Student Enrollment as of the end of the immediately preceding quarter.

(D)	For approximately $77.1 million or at an average price of $66.84 per share.

(E)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 8 of the company’s locations.

(F)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 9 of the company’s locations.

(G)	For approximately $323.8 million or at an average price of $64.24 per share.

(H)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 13 of the company’s locations.

(I)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 14 of the company’s locations.

Rene R. Champagne, Chairman and CEO of ITT/ESI, said, “We effectively executed our operating strategy in the third quarter of 2006, and we are pleased with the resulting performance. We remain optimistic that we can continue producing solid operating results. Strong interest continues to be expressed in our programs of study as we enter the fourth quarter of 2006, and we are beginning to experience positive results in our efforts to improve student persistence.”

Kevin M. Modany, President and Chief Operating Officer of ITT/ESI, said, “During the third quarter of 2006, our quarterly persistence rate increased 240 basis points to 71.2 percent compared to 68.8 percent in the same period in 2005. Excluding the estimated impact that Hurricane Katrina had on our quarterly persistence rate in the third quarter of 2005, our quarterly persistence rate in the three months ended September 30, 2006 would have increased 150 basis points year-over-year. We are excited about the improvement in our student persistence, which was due in part to the modifications that we have begun making to our hybrid delivery model. We believe that we can achieve further improvements in our student persistence as those modifications are fully implemented.”

Modany continued, “During the third quarter of 2006, our marketing efforts generated a significant increase in inquiries for our programs of study. The increase in lead flow was supported by an 18 percent increase in advertising expenditures, which were primarily directed toward promoting our new locations. The year-over-year increase in advertising expenditures is expected to be a higher percentage in the fourth quarter of 2006 in order to promote the introduction of several new programs of study.”

Modany further noted, “During the third quarter of 2006, we obtained the requisite regulatory authorizations to begin offering our new:

•	associate degree program in Health Information Technology at 20 of our colleges;
•	bachelor degree program in Construction Management at 24 of our colleges; and
•	associate degree program in Information Systems Administration (“ISA”) online through our college in Indianapolis.

The ISA program is our first technology-focused associate degree program to be offered in an online format. We expect to begin offering all of these new programs at select colleges in the academic quarter that begins in November 2006.”

Modany added, “Operations at our 8th learning site in Vista, CA began in the third quarter of 2006. This learning site belongs to the ITT Technical Institute in San Diego, CA. During the first nine months of 2006, we began operations at six new colleges and four new learning sites. We plan to begin operations at one additional learning site in the fourth quarter of 2006. As a result, we will have achieved our internal goal of adding between 10 and 12 new locations in 2006.”

Daniel M. Fitzpatrick, Senior Vice President and CFO of ITT/ESI, said, “Our third quarter financial results were strong and in line with our internal expectations. Revenue increased 7.3 percent to $189.7 million in the three months ended September 30, 2006 compared to $176.8 million in the same period in 2005. The increase in revenue was primarily due to increases in student enrollment and tuition rates. The revenue increase was partially offset by a higher percentage of students who were enrolled part-time during the academic quarter that began in June 2006. We continue to generate very good returns on our investments in our various growth initiatives, and we believe that we are on track to achieve our internal financial goals for 2006.”

Fitzpatrick continued, “Excluding the reduction in the accrual for special legal and other investigation costs in the third quarter of 2005, operating margin in the three months ended September 30, 2006 increased 100 basis points to 27.0 percent compared to 26.0 percent in the third quarter of 2005. This increase was primarily due to greater operating efficiencies which reduced the cost of educational services. The increase in operating margin was partially offset by the increased costs associated with the acceleration of our geographic and programmatic expansion. During the third quarter of 2006, there were seven more colleges and learning sites within their first two years of operation than in the third quarter of 2005.” The reconciliation to the company’s consolidated statements of income for the non-GAAP financial measure in this paragraph is provided in the table above and on the company’s website at: www.ittesi.com.

Fitzpatrick further noted, “In the three months ended September 30, 2006, we repurchased 1.2 million shares of our common stock at an average purchase price of $66.84 per share or $77.1 million in total. There are 3.2 million shares of our common stock that remain available for repurchase under our current share repurchase program that was authorized by our Board of Directors. Depending on the market conditions, we intend to continue repurchasing our shares throughout the remainder of 2006 and into 2007.”

Fitzpatrick said, “Bad debt expense as a percentage of revenue declined to 1.1 percent in the three months ended September 30, 2006 compared to 1.7 percent in the same period in 2005. Days sales outstanding as of September 30, 2006 were 5.9 days, a 3.4 day decrease, compared to 9.3 days at the same point in 2005.”

Fitzpatrick closed by noting, “The fundamentals of the company remain strong and our internal goal for 2006 EPS remains in the range of $2.66 to $2.69.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based upon the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company’s failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for student loans; the company’s ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Nancy Brown	www.ittesi.com
Director Corporate Relations

(317) 706-9260

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	As of
	September 30, 2006	December 31, 2005	September 30, 2005
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$4,661	$13,735	$20,066
Short-term investments	183,464	388,152	374,408
Accounts receivable, net	12,172	13,989	17,880
Deferred and prepaid income tax	5,538	7,030	5,449
Prepaids and other current assets	11,385	14,102	12,104
Total current assets	217,220	437,008	429,907

Property and equipment, net	149,751	127,406	123,616
Direct marketing costs, net	20,560	17,490	16,852
Investments	--	9,538	2,065
Restricted cash	523	500	--
Other assets	19,211	549	572
Total assets	$407,265	$592,491	$573,012

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$53,875	$56,101	$40,074
Accrued compensation and benefits	9,760	10,344	16,529
Accrued taxes	12,761	3,998	13,086
Other accrued liabilities	5,141	5,242	8,007
Deferred revenue	199,741	175,454	152,331
Total current liabilities	281,278	251,139	230,027

Deferred income tax	13,950	15,364	10,300
Minimum pension liability	9,899	9,899	9,101
Other liabilities	7,687	7,495	7,064
Total liabilities	312,814	283,897	256,492

Shareholders' equity
Preferred stock, $.01 par value,
5,000,000 shares authorized, none
issued or outstanding	--	--	--
Common stock, $.01 par value, 300,000,000
shares authorized, 54,068,904 issued	540	540	540
and outstanding
Capital surplus	54,730	68,715	63,832
Retained earnings	467,316	389,679	364,366
Accumulated other comprehensive loss	(6,016)	(6,016)	(5,532)
Treasury stock, 12,702,130, 8,377,780 and 7,754,100
shares, at cost	(422,119)	(144,324)	(106,686)
Total shareholders' equity	94,451	308,594	316,520
Total liabilities and shareholders' equity	$407,265	$592,491	$573,012

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	(unaudited)		(unaudited)
	2006	2005	2006	2005

Revenue	$189,667	$176,764	$551,551	$505,699

Costs and expenses
Cost of educational services	84,554	81,407	267,472	243,323
Student services and administrative expenses	53,969	49,347	166,546	150,706
Special legal and other investigation costs	--	(6,493)	(430)	1,219
Total costs and expenses	138,523	124,261	433,588	395,248

Operating income	51,144	52,503	117,963	110,451

Interest income, net	1,740	2,064	6,257	5,983

Income before provision for income taxes	52,884	54,567	124,220	116,434

Provision for income taxes	19,832	20,154	46,583	44,592

Net income	$33,052	$34,413	$77,637	$71,842

Earnings per share:
Basic	$0.79	$0.74	$1.80	$1.56
Diluted	$0.77	$0.73	$1.76	$1.52

Supplemental Data:
Cost of educational services	44.6%	46.1%	48.5%	48.1%
Student services and administrative expenses	28.5%	27.9%	30.2%	29.8%
Special legal and other investigation costs	0.0%	(3.7)%	(0.1)%	0.3%
Operating margin	27.0%	29.7%	21.4%	21.8%
Student enrollment at end of period	48,155	44,331	48,155	44,331
Technical institutes at end of period	87	79	87	79
Shares for earnings per share calculation:
Basic	41,810	46,292	43,248	46,186
Diluted	42,703	47,257	44,181	47,157

Effective tax rate	37.5%	36.9%	37.5%	38.3%

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$33,052	$34,413	$77,637	$71,842
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	5,115	4,043	15,109	12,781
Provision for doubtful accounts	2,156	2,931	7,488	8,830
Deferred income taxes	(1,911)	1,016	(2,769)	(1,404)
Excess tax benefit from stock option exercises	(3,302)	852	(10,268)	3,821
Stock-based compensation expense	543	--	2,777	--
Changes in operating assets and liabilities:
Restricted cash	(23)	--	(23)	8,194
Accounts receivable	(4,592)	(7,089)	(5,671)	(16,280)
Prepaids and other assets	(1,248)	2,851	(15,945)	(6,279)
Direct marketing costs, net	(968)	(355)	(3,070)	(2,139)
Accounts payable and accrued liabilities	(7,158)	(5,508)	(2,600)	6,016
Income and other taxes	10,085	5,149	21,878	(651)
Deferred revenue	25,676	11,985	24,287	(4,461)
Net cash flows from operating activities	57,425	50,288	108,830	80,270

Cash flows from investing activities:
Facility expenditures and land purchases	(5,951)	(3,718)	(16,764)	(23,534)
Capital expenditures, net	(7,601)	(4,112)	(20,690)	(14,117)
Proceeds from sales and maturities of investments	397,799	119,441	1,203,920	429,519
Purchase of investments	(375,309)	(180,125)	(989,694)	(467,059)
Net cash flows from investing activities	8,938	(68,514)	176,772	(75,191)

Cash flows from financing activities:
Excess tax benefit from stock option exercises	3,302	--	10,268	--
Proceeds from stock option exercises	4,049	1,009	18,816	5,598
Purchase of treasury stock	(77,126)	--	(323,760)	--
Net cash flows from financing activities	(69,775)	1,009	(294,676)	5,598

Net change in cash and cash equivalents	(3,412)	(17,217)	(9,074)	10,677

Cash and cash equivalents at beginning of period	8,073	37,283	13,735	9,389

Cash and cash equivalents at end of period	$4,661	$20,066	$4,661	$20,066